UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2025

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 Flowers Circle, Thomasville, GA		31757
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2025, Flowers Foods, Inc. (the “Company”) announced the appointment of D. Anthony Scaglione to serve as Chief Financial Officer of the Company, effective January 1, 2026. Upon the effectiveness of his appointment, Mr. Scaglione will serve as the Company’s principal financial officer and principal accounting officer. Mr. Scaglione, 53, previously served as Chief Financial Officer of Total Wine & More, a privately held retailer specializing in wine, spirits, and beer, from September 2024 to March 2025; Executive Vice President and Chief Financial Officer of ODP Corporation, a global B2B office equipment and services company, from July 2020 to September 2024; and Executive Vice President and Chief Financial Officer of ABM Industries Inc. (“ABM”), a global services company, from 2015 to July 2020. Before serving as Executive Vice President and Chief Financial Officer of ABM, he served as Senior Vice President, Mergers and Acquisitions and Treasurer from 2012 to 2015 and Vice President and Treasurer from 2009 to 2011. Prior to joining ABM, Mr. Scaglione held executive finance positions at CA Technologies from 2005 to 2009 and served as a manager with Ernst & Young from 2001 to 2005. Mr. Scaglione holds a Master of Business Administration from Fairleigh Dickinson University and holds degrees in Finance and Accounting from Rutgers University.

Mr. Scaglione’s initial base salary will be at the annual rate of $785,000 and, beginning in fiscal year 2026, he will be eligible for an annual cash incentive bonus target opportunity equal to 100% of his annual base salary and long-term incentive awards with a targeted value equal to 210% of his annual base salary. The long-term incentive awards are anticipated to be in the form of (1) performance shares, which will generally vest after three years subject to the achievement of certain performance metrics and (2) time-based restricted stock units, which will generally vest in three equal annual installments. Mr. Scaglione will also be eligible to participate in the Company’s Change of Control Plan, the terms of which have been previously disclosed.

In connection with the commencement of his employment, Mr. Scaglione will also receive (1) a special equity-based award of time-based restricted stock units with a targeted grant date value of $1,400,000 (which will generally vest in four equal annual installments beginning on January 5, 2027) granted on or as soon as practicable following his first day of employment and (2) a cash payment of $50,000 within one week following his first day of employment (which cash payment will be required to be repaid to the Company if Mr. Scaglione voluntarily terminates his employment with the Company for any reason prior to the first anniversary of his first day of employment). Mr. Scaglione is expected to relocate to a location near the Company’s offices in Thomasville, Georgia in connection with this new role no later than August 31, 2026 and will receive relocation benefits in connection with such relocation consistent with the Company’s relocation policies (and subject to pro-rata repayment in the event of his voluntary termination or termination by the company for cause within 24 months of his start date). Prior to his relocation, Mr. Scaglione will be expected to regularly work out of the Company’s offices in Thomasville, Georgia, and the Company will reimburse him for his reasonable expenses associated with travel for such purpose.

The Company has also entered into a customary consulting agreement with Mr. Scaglione, pursuant to which he is expected to provide consulting services at a rate of $375 per hour for up to 30 hours per week from October 20, 2025 through December 31, 2025 (prior to his commencement of employment with the Company as Chief Financial Officer).

Mr. Scaglione has no familial relationships or related party transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K.

A copy of the press release issued by the Company announcing the appointment of Mr. Scaglione is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Flowers Foods Inc. dated October 21, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

Date: October 21, 2025	By:	/s/ R. Steve Kinsey
	Name:	R. Steve Kinsey
	Title:	Chief Financial Officer